UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 8, 2010

MEDIA SCIENCES INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-16053	87-0475073
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8 Allerman Road, Oakland, New Jersey 07436
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (201) 677-9311

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.313e-4(c))

This Amendment to Current Report on Form 8-K/A revises Item 5.02 of the Form 8-K filed with the Securities and Exchange Commission on November 12, 2010 with respect to the appointment of Marc D. Durand to several positions with the Company.

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 8, 2010, the Company appointed Marc D. Durand, age 45, to the offices of Chief Executive Officer and President and to serve on the Company’s Board of Directors.

Mr. Durand is an experienced executive with over 18 years of expertise in Operations and Sales roles, international outsourcing, quality management, manufacturing/process engineering, and program and project management.  Mr. Durand joined the Company in April 2008, serving as Managing Director of the Company’s Asian operations until July 2009 and then as Vice President of Operations of our subsidiary Media Sciences, Inc.  From July 2005 to April 2008, he served as Director of Manufacturing Engineering for WatchGuard Technologies, a provider of business security solutions.  From 2002 to 2004, he served as Senior Program Manager for Three Five Systems, Inc., an electronic manufacturing services company.  Previously, he served as Major Accounts Manager for ETMA from 1996 until its acquisition by Three Five Systems, Inc. in 2002.  From 1995 to 1996, he served as Nike Project Manager for Seattle Packaging, Inc.  From 1992 to 1995, he served as Project Manager for Weyerhaeuser Co.  He is a 1991 graduate of Western Washington University with a B.A. degree in Business Administration (Manufacturing and Supply-Chain Management).  He has served as an Advisory Board Member to the WWU Manufacturing and Supply Chain Management for over the past 10 years.  Mr. Durand is not associated with another officer or a director of the Company by family relationship.

On November 12, 2010, the Company agreed to a one year employment arrangement with Mr. Durand, effective as of November 8, 2010.  Under the arrangement, he receives a base salary at the rate of $165,000 per year, and is eligible for a performance bonus under a criteria, correlated to free cash flow, to be determined by the Board’s Compensation Committee with a targeted mid-range bonus of $70,000.  He received a restricted stock grant, on November 22, 2010, of 100,000 shares of the Company’s common stock, subject to vesting in equal increments over a four year period,  Under the arrangement, he is also entitled to receive the following benefits:  a term life insurance policy for $1,000,000, subject to reasonable insurability, during the term of employment, for which he has the right to maintain at his own expense thereafter, health care benefits under our medical and dental insurance, and four weeks’ vacation.  In the event of a “change in control” within the meaning of Treasury Regulations Section 1.409A-3(i) (5), he will be entitled to a lump sum payment of $165,000 payable, subject to applicable law, within two weeks of the change of control and the immediate vesting of any unvested equity compensation.  If such change in control also results in the termination of employment, or in the case of termination without cause, he will be entitled to the immediate vesting of any unvested equity compensation, to a lump sum payment of $165,000 payable, subject to applicable law, within two weeks of termination, continued life insurance for one year, for which he has the right to maintain at his own expense thereafter, and continued health insurance for one year.

On April 21, 2008, he received stock options to purchase 46,768 shares of common stock, exercisable until April 21, 2015 at $3.62 per share.  The options were initially subject to vesting in equal increments on April 20, 2010 and 2011.  On November 20, 2009, he received a restricted stock grant of 25,000 shares of common stock.  The grant was initially subject to vesting upon achievement of annual objectives determined by the Board’s Compensation Committee, over three years in equal installments.  The foregoing grants of options and restricted shares vested as of November 8, 2010.  On April 23, 2010, he received a restricted stock grant of 15,000 shares of common stock, which vested on October 23, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDIA SCIENCES INTERNATIONAL, INC.

Date: April 20, 2011	By: /s/ Denise Hawkins
Denise Hawkins
Chief Financial Officer